Non-Qualified Stock Option Grant Agreement	Exhibit 10.3
PART I — NON-QUALIFIED STOCK OPTIONS
1. These Non-Qualified Stock Options for the number of shares of Common Stock indicated on the grant summary page (the “Non-Qualified Stock Options”) are granted to you under and are governed by the terms and conditions of the 2008 Performance Plan of The Goodyear Tire & Rubber Company, adopted effective April 8, 2008 (the “Plan”), and this Grant Agreement. As your stock options are conveyed and managed online, your online acceptance constitutes your agreement to and acceptance of all terms and conditions of the Plan and this Grant Agreement. You also agree that you have read and understand the Plan and this Grant Agreement. All defined terms used in this Grant Agreement have the meanings set forth in the Plan.
2. You may exercise the Non-Qualified Stock Options granted pursuant to this Grant Agreement through (1) a cash payment in the amount of the full option exercise price of the shares being purchased (including a simultaneous exercise and sale of the shares of Common Stock thereby acquired and use of the proceeds from such sale to pay the exercise price, to the extent permitted by law) (a “cash exercise”), (2) a payment in full shares of Common Stock having a Fair Market Value on the date of exercise equal to the full option exercise price of the shares of Common Stock being purchased (a “share swap exercise”), or (3) a combination of the cash exercise and share swap exercise methods. Any exercise of these Non-Qualified Stock Options shall be by written notice stating the number of shares of Common Stock to be purchased and the exercise method, accompanied with the payment, or proper proof of ownership if the share swap exercise method is used. You shall be required to meet the tax withholding obligations arising from any exercise of Non-Qualified Stock Options.
3. As further consideration for the Non-Qualified Stock Options granted to you hereunder, you must remain in the continuous employ of the Company or one or more of its Subsidiaries from the Date of Grant to the date or dates the Non-Qualified Stock Options become exercisable as set forth on the grant summary page of this Grant Agreement before you will be entitled to exercise the Non-Qualified Stock Options granted. The Non-Qualified Stock Options you have been granted shall not in any event be exercisable after your termination of employment except as provided in paragraph 4 below for Retirement (defined as termination of employment at any age after 30 or more years, or at age 55 or older with at least 10 years, of continuous service with the Company and its Subsidiaries), death, or Disability (defined as termination of employment while receiving benefits under a long-term disability income plan maintained by the Company or one of its Subsidiaries).
II — GENERAL PROVISIONS
4. The Non-Qualified Stock Options terminate automatically and shall not be exercisable by you from and after the date on which you cease to be an employee of the Company or one of its Subsidiaries for any reason other than your death, Retirement or Disability. In the event of your death, Retirement or Disability while an employee of the Company or one of its Subsidiaries (and having been an employee continuously since the Date of Grant) during the exercise period on any date which is more than six (6) months after the Date of Grant of the Non-Qualified Stock Options specified on the grant summary page of this Grant Agreement, the Non-Qualified Stock Options shall become immediately exercisable and, except as provided below in the event of your death while an employee, shall be exercisable by you for the lesser of (a) the remainder of the term of the Non-Qualified Stock Option grant or (b) five years. In the event of your death while an employee, the Non-Qualified Stock Options may be exercised up to three years after date of death by the person or persons to whom your rights in the options passed by your will or according to the laws of descent and distribution. Nothing contained herein shall restrict the right of the Company or any of its Subsidiaries to terminate your employment at any time, with or without cause.

Non-Qualified Stock Option Grant Agreement
PART II — GENERAL PROVISIONS (Cont’d)
5. The Non-Qualified Stock Options shall not in any event be exercisable after the expiration of ten years from the Date of Grant specified on the grant summary page of this Grant Agreement and, to the extent not exercised, shall automatically terminate at the end of such ten-year period.
6. Certificates, or other evidence of beneficial ownership, for the shares of Common Stock purchased will be deliverable to you or your agent, duly accredited to the satisfaction of the Company, at the principal office of the Company in Akron, Ohio, or at such other place acceptable to the Company as may be designated by you.
7. In the event you retire or otherwise terminate your employment with the Company or a Subsidiary and within 18 months after such termination date you accept employment with a competitor of, or otherwise engage in competition with, the Company, the Committee, in its sole discretion, may require you to return, or (if not received) to forfeit, to the Company the economic value of the Non-Qualified Stock Options granted hereunder which you have realized or obtained by your exercise at any time on or after the date which is six months prior to the date of your termination of employment with the Company. Additionally, if you have retired from the Company, all Non-Qualified Stock Options granted to you hereunder which you have not exercised prior to your competitive engagement shall be automatically cancelled.
8. Each Non-Qualified Stock Option granted is not transferable by you otherwise than by will or the laws of descent and distribution, and is exercisable during your lifetime only by you.
9. All rights conferred upon you under the provisions of this Grant Agreement are personal and, except under the provisions of paragraph 8 of this Grant Agreement, no assignee, transferee or other successor in interest shall acquire any rights or interests whatsoever under this Grant Agreement, which is made exclusively for the benefit of you and the Company.
10. Any notice to you under this Grant Agreement shall be sufficient if in writing and if delivered to you or mailed to you at the address on record in the Executive Compensation Department. Any notice to the Company under this Grant Agreement shall be sufficient if in writing and if delivered to the Executive Compensation Department of the Company in Akron, Ohio, or mailed by registered mail directed to the Company for the attention of the Executive Compensation Department at 1144 East Market Street, Akron, Ohio 44316-0001. Either you or the Company may, by written notice, change the address. This Grant Agreement shall be construed and shall take effect in accordance with the laws of the State of Ohio.
11. Each Non-Qualified Stock Option may be exercised only at the times and to the extent, and is subject to all of the terms and conditions, set forth in this Grant Agreement, and in the Plan, including any rule or regulation adopted by the Committee.